Exhibit 5.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-9 of our report dated February 23, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of The Thomson Corporation (the “Corporation”), which appears in the Corporation’s Annual Report on Form 40-F for the year ended December 31, 2006.

We also consent to the reference to us under the heading “Experts” in the preliminary base shelf prospectus contained in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
November 9, 2007